Exhibit 99.1

For Immediate Release

Akeena Solar Announces Supplier Relationship and US License with MS Solar Solutions Corp. for Andalay AC Solar Panel
Two Leaders Will Collaborate on Low-Income Housing Units and Large Tract Home Projects

LOS GATOS, Calif. — March 31, 2009 — Akeena Solar (NASDAQ: AKNS), one of the leading installers of solar power systems, today announced that it will be the exclusive solar panel supplier for two years to MS Solar Solutions Corp. (“MSSS”), a subsidiary of Morgan Stanley’s Commodities group, for projects resulting from MSSS’ efforts to outfit low-income households nationwide with Akeena’s proprietary Andalay AC solar panels.  MSSS will also have the option to purchase Andalay AC panels for their sales efforts to large tract homebuilders. As part of the agreement, Akeena Solar has granted a royalty-bearing limited U.S. license to MSSS for the manufacture and sale of Andalay AC panels.

Akeena Solar will provide their Andalay AC panels to MSSS for the low income market, and in turn, MSSS will buy all of its solar panel requirements for projects related to low-income housing from Akeena.  MSSS will partner with governmental and local community groups to install the Andalay AC panels on low-income properties to provide solar-generated electricity to low-income families.  The combination of green job creation, improved green energy usage in the low-income housing sector and expanded renewable energy generation achieves several of goals sought by the 2009 American Recovery and Reinvestment Act.

The agreement terms also provide MSSS with the option to purchase Andalay AC panels from Akeena or from Akeena’s manufacturers, with Akeena Solar receiving a royalty payment. MSSS is targeting low-income housing installations in a number of U.S. states over the next two years.  Their first low-income project is scheduled to begin construction in California in April.

“We’re excited to have found the ideal solar panel solution for these projects with Akeena Solar’s Andalay AC solar panels.” said Morgan Stanley Vice President Martin Mobley. “Andalay’s simplified and fully integrated design provides households with reliable green power while also enabling us to efficiently train ordinary workers to install them.”

Andalay AC panels are ideally suited for building a green workforce, especially for unskilled workers who are unfamiliar with installing high-voltage DC power systems. The new Andalay AC panels eliminate the complicated racking, DC wiring and high-voltage components found with ordinary solar systems, while reducing the overall system parts count by up to 80 percent. The result is a simplified installation process that can cut installation time in half. Moreover, the inverters built into each Andalay AC panel will reduce the effects of shading and panel mismatch—which can boost overall energy output by up to 5 to 25 percent.

“This partnership with MS Solar Solutions allows Akeena Solar to expand our distribution of Andalay panels and reach market segments we would not otherwise be able to scalably address as an installer,” said Akeena Solar CEO Barry Cinnamon. “Together we are able to make clean, renewable energy a reality for low-income residents who could not otherwise benefit from it—an important facet of both Akeena Solar’s and MS Solar Solution’s goal of furthering solar energy adoption.”

About Akeena Solar, Inc.
Founded in 2001, Akeena Solar's philosophy is simple: We believe producing clean electricity directly from the sun is the right thing to do for our environment and economy. Akeena Solar has grown to become one of the largest national installers of residential and commercial solar power systems in the United States.  The company's new integrated solar panel system, Andalay, is the only solar panel system with integrated racking, wiring and grounding.  Andalay panels offer unprecedented reliability, performance and beautiful design.  For more information, visit Akeena Solar's website: www.akeena.com.

About Morgan Stanley and MSSS
Morgan Stanley (NYSE: MS) is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 600 offices in 37 countries.  Morgan Stanley conducts its commodities business through Morgan Stanley Capital Group Inc. and its subsidiaries, including MS Solar Solutions Corp. For further information about Morgan Stanley, please visit www.morganstanley.com.

Akeena Company Contact:
Jose Tengco
Akeena Solar
(408) 422-9422
jtengco@akeena.com

Akeena Public Relations Contact:
Wendy Rosen
Antenna Group Public Relations
(415) 977-1930
wendy@antennagroup.com

Akeena Investor Relations Contact:
Amy Gibbons
Lippert/Heilshorn & Associates, Inc.
212-838-3777
agibbons@lhai.com